Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS $834 MILLION AND $1.55 EPS IN THIRD QUARTER

Year to Date EPS Up 13 Percent Over Same Period in 2010

Customer Relationships and Loans Continue to Grow

PITTSBURGH, Oct. 19, 2011 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported third quarter net income of $834 million, or $1.55 per diluted common share. Net income for the second quarter of 2011 was $912 million, or $1.67 per diluted common share, and $1.1 billion, or $2.07 per diluted common share, for the third quarter of 2010. Third quarter 2010 included an after-tax gain of $328 million, or $.62 per diluted common share, for the sale of PNC Global Investment Servicing. For the first nine months of 2011 the company earned net income of $2.6 billion, or $4.79 per diluted common share, compared with $2.6 billion, or $4.24 per diluted common share, for the first nine months of 2010.

“PNC’s results for the third quarter were driven by strong performance across our businesses and markets as we continued to grow customers, loans and deposits,” said James E. Rohr, chairman and chief executive officer. “We increased capital and managed risk by improving overall credit quality. We are managing expenses effectively so we can further invest in products and services. Despite softness in the economy, we believe our business model will continue to deliver quality growth in the future.”

Income Statement Highlights

•	Strong third quarter results reflected growth in customers, loans and deposits with improving overall credit quality and disciplined expense management.

•	Net interest income of $2.2 billion for the third quarter increased $25 million compared with second quarter 2011.

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Noninterest income of $1.4 billion for the third quarter declined $83 million from the second quarter primarily due to lower asset valuations. Commercial mortgage servicing rights values were reduced $105 million in the third quarter of 2011.

•	The provision for credit losses declined to $261 million for the third quarter compared with $280 million in the second quarter from improving credit quality.

•	Noninterest expense of $2.1 billion declined $36 million compared with the second quarter reflecting PNC’s continuous improvement process.

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PNC Earns $834 Million and $1.55 EPS in Third Quarter – Page 2

Credit Quality Highlights

•	Overall credit quality continued to improve in the third quarter of 2011.

•	Nonperforming assets declined $183 million, or 4 percent, to $4.3 billion at September 30, 2011 compared with the second quarter.

•	Accruing loans past due were $4.3 billion at September 30, 2011 and $4.1 billion at June 30, 2011. The increase was primarily due to government insured loans.

•	Net charge-offs declined to $365 million in the third quarter compared with $414 million in the second quarter.

•	The allowance for loan and lease losses was 122 percent of nonperforming loans as of September 30, 2011 and 120 percent at June 30, 2011.

Balance Sheet Highlights

•	PNC grew clients throughout its businesses during the third quarter.

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Retail banking checking relationships grew organically by 95,000 during the third quarter of 2011 and 74,000 in the second quarter. For year to date 2011, checking relationships grew organically by 225,000, or 3.5 times the growth in the same period of 2010.

•	New client acquisitions in corporate banking are on pace to exceed the 1,000 new primary client goal for 2011 and increased 10 percent over the third quarter of 2010.

•	Asset management group delivered its highest levels of the year in new sales, new primary clients and referrals from PNC’s retail, corporate and commercial bankers during the third quarter.

•	Total loans of $155 billion at September 30, 2011 grew $4.2 billion compared with June 30, 2011.

•	Commercial lending grew $3.7 billion and consumer lending increased $.5 billion.

•	Loans and commitments originated and renewed totaled approximately $39 billion in the third quarter, including $1 billion of small business loans.

•	Total deposits grew $5.8 billion during the third quarter to $188 billion at September 30, 2011 compared with $182 billion at June 30, 2011.

•	Transaction deposits increased $5.9 billion to $143 billion compared with the second quarter and $14.8 billion from September 30, 2010.

•	Higher cost retail certificates of deposit continued to decline with a net reduction of $2.0 billion, or 6 percent, in the third quarter.

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PNC’s high quality balance sheet reflected a moderate risk profile, remained core funded with a loans to deposits ratio of 82 percent at September 30, 2011, and had strong capital and liquidity positions to support growth.

Acquisition Activity

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In June 2011 PNC announced that it had signed a definitive agreement to acquire RBC Bank (USA), the U.S. retail banking subsidiary of Royal Bank of Canada with 424 branches in North Carolina, Florida, Alabama, Georgia, Virginia and South Carolina. The transaction is expected to add approximately $19 billion of deposits and $16 billion of loans and to close in March 2012, subject to customary closing conditions, including regulatory approvals.

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In July 2011 PNC announced that it had signed a definitive agreement to acquire 27 branches in metropolitan Atlanta, Georgia from Flagstar Bank, FSB, a subsidiary of Flagstar Bancorp, Inc., and assume approximately $240 million of deposits. The transaction is expected to close in December 2011, subject to customary closing conditions, including regulatory approvals.

The Consolidated Financial Highlights accompanying this news release include reconciliations of reported to non-GAAP financial measures including a reconciliation of business segment income to income from continuing operations before noncontrolling interests.

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CONSOLIDATED REVENUE REVIEW

Total revenue was $3.5 billion for the third quarter of 2011 and $3.6 billion for both the second quarter of 2011 and the third quarter of 2010. The decline compared with the second quarter was primarily due to lower asset valuations, including reduced values on commercial mortgage servicing rights.

Net interest income was relatively consistent at $2.2 billion for the third quarter, increasing $25 million over the second quarter of 2011 and declining $40 million compared with the third quarter of 2010. The net interest margin was 3.89 percent for the third quarter compared with 3.93 percent for the second quarter and 3.96 percent in the third quarter of 2010. The company maintained net interest income by growing loans and decreasing funding costs, however lower rates impacted the net interest margin.

Noninterest income was $1.4 billion for the third quarter of 2011, $1.5 billion for the second quarter of 2011 and $1.4 billion for the third quarter of 2010. Asset management fees and consumer service fees were consistent with the second quarter. Corporate service fees decreased $41 million linked quarter to $187 million primarily due to reduced values of commercial mortgage servicing rights as a result of low interest rates. Residential mortgage revenue increased $35 million to $198 million compared with the second quarter as a result of higher loan sales revenue and net hedging gains on mortgage servicing rights. Service charges on deposits increased $9 million, or 7 percent, compared with the second quarter primarily due to seasonally higher customer volume. Other noninterest income of $194 million for the third quarter decreased $72 million compared with the second quarter largely from the decline in value of hedges on deferred compensation obligations and lower gains on sales of loans. Net gains on sales of securities were $68 million in the third quarter of 2011 derived primarily from sales of agency residential mortgage-backed securities. Net gains on sales of securities were $82 million in the second quarter. The credit portion of other-than-temporary impairments on securities was a loss of $35 million in the third quarter compared with a loss of $39 million in the second quarter.

Noninterest income in the third quarter of 2011 was consistent with the third quarter of 2010. Higher asset management fees were offset by lower service charges on deposits from the impact of Regulation E rules pertaining to overdraft fees and lower residential mortgage banking revenue.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense was $2.1 billion for the third quarter and $2.2 billion for both the second quarter of 2011 and the third quarter of 2010 reflecting PNC’s continuous improvement process that is reducing costs and helping create further capacity to invest in its businesses. The decrease in the linked quarter comparison included the impact of the second quarter 2011 accruals for legal contingencies offset in part by anticipated insurance recoveries, and lower personnel costs largely related to a decline in the cost of deferred compensation obligations. These declines were partially offset by higher residential mortgage foreclosure-related costs. In the prior year comparison, decreases in personnel, marketing and occupancy expense were somewhat offset by investments related to business growth.

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The effective tax rate was 27.0 percent for the third quarter of 2011 compared with 20.4 percent for the second quarter of 2011 and 18.8 percent for the third quarter of 2010. The lower rate in the second quarter was largely attributable to a benefit related to the reversal of deferred tax liabilities associated with adjustments to the tax basis of an asset. In the third quarter of 2010, the lower rate primarily resulted from a tax benefit related to a favorable IRS letter ruling that resolved a prior tax position.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $269 billion at September 30, 2011 compared with $263 billion at June 30, 2011 and $260 billion at September 30, 2010. The increase compared with second quarter primarily resulted from higher loans and investment securities. The increase from a year ago was mainly due to higher loan balances.

Loans grew to $154.5 billion at September 30, 2011 from $150.3 billion at June 30, 2011 and $150.1 billion at September 30, 2010. Commercial loans grew $3.6 billion during the third quarter from new client activity and increased utilization from existing clients. Growth occurred across diverse industries including manufacturing, real estate related and health care. Consumer loans increased $.5 billion linked quarter due to higher indirect auto and education loans partially offset by the continued run-off of residential mortgage loans. Commercial real estate loans increased $.1 billion during the quarter. Total loan originations and new commitments and renewals were approximately $39 billion for the third quarter of 2011 compared with $38 billion for the second quarter of 2011 and $34 billion for the third quarter of 2010. Average loans of $151.8 billion in the third quarter grew $1.9 billion compared with the second quarter. Average commercial loans grew $2.0 billion, or 3 percent, average consumer loans increased $.6 billion, or 1 percent, while average commercial real estate loans decreased $.4 billion, or 3 percent, and average residential real estate loans declined $.3 billion, or 2 percent. Average loans were consistent with third quarter 2010 as $6.4 billion, or 12 percent, growth in commercial loans was offset by declines of $3.5 billion, or 18 percent, in commercial real estate loans and $2.0 billion, or 12 percent, in residential real estate loans.

Investment securities at September 30, 2011 were $62.1 billion compared with $59.4 billion at June 30, 2011 and $63.5 billion at September 30, 2010. The increase from second quarter was due to net purchases of agency residential mortgage-backed securities. The decrease compared with third quarter 2010 reflected net sales activity and principal payments. Average investment securities were $57.7 billion for the third quarter of 2011, a decrease of $.9 billion compared with the second quarter and an increase of $.1 billion compared with the third quarter of 2010. The linked quarter decrease reflected net sales activity and principal payments. Within the investment portfolio, average securities held to maturity increased $3.3 billion while average securities available for sale declined $4.2 billion compared with the linked quarter reflecting transfers of primarily agency residential mortgage-backed securities due to a change of intent and commitment to hold these securities to maturity. At September 30, 2011, the available for sale investment securities balance included a net unrealized pretax gain of $.1 billion representing the difference between fair value and amortized cost compared

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with net unrealized pretax losses of $.2 billion at June 30, 2011 and $15 million at September 30, 2010. The improvement was primarily due to lower market interest rates and, in the comparison with a year ago, improved liquidity in non-agency residential and commercial mortgage-backed securities markets.

Interest-earning deposits with banks decreased $1.7 billion to $2.8 billion as of September 30, 2011 compared with June 30, 2011 primarily due to lower funds on deposit with the Federal Reserve which were deployed to fund loan growth and additions to investment securities.

Deposits grew to $187.7 billion at September 30, 2011 compared with $181.9 billion at June 30, 2011 and $179.2 billion at September 30, 2010. Growth in transaction deposits of $5.9 billion and time deposits in foreign offices of $1.8 billion was partially offset by a decline in certificates of deposit of $2.0 billion compared with the second quarter of 2011. Average deposits were $184.1 billion for the third quarter, an increase of $3.3 billion from the second quarter of 2011 and $3.5 billion from the third quarter of 2010. In the linked quarter comparison, average transaction deposits grew $4.7 billion, or 4 percent, while average retail certificates of deposit declined $1.5 billion, or 4 percent. Growth in transaction deposits included higher noninterest-bearing demand deposits from commercial customers maintaining balances for liquidity. In the comparison with third quarter 2010, average transaction deposits grew $11.6 billion, or 9 percent, and average retail certificates of deposit declined $8.1 billion, or 19 percent. The continued reduction of higher-cost and primarily nonrelationship certificates of deposit is part of PNC’s overall deposit strategy that is focused on growing demand and other transaction deposits as the cornerstone products of customer relationships and a stable funding source.

Borrowed funds were $35.1 billion at September 30, 2011, $35.2 billion at June 30, 2011 and $39.8 billion at September 30, 2010. The linked quarter comparison reflected the issuance of $1.25 billion of senior debt in September 2011 and a $1.0 billion decrease in other borrowed funds related to hedges of residential mortgage servicing rights. Average borrowed funds were $33.9 billion for the third quarter of 2011, $35.0 billion for the second quarter and $39.1 billion for third quarter 2010. The decline from the second quarter was primarily due to maturities of bank notes and senior debt and federal funds purchased and repurchase agreements. The decrease in average borrowed funds compared with the third quarter of 2010 resulted from maturities of Federal Home Loan Bank borrowings, bank notes and senior debt. Included in subordinated debt at September 30, 2011 was $750 million related to a 6.625 percent trust preferred securities issuance that PNC announced on October 14, 2011 would be redeemed on November 15, 2011. The redemption will result in a noncash charge for the unamortized discount of $198 million in the fourth quarter of 2011 and will reduce future funding costs by at least $30 million annually.

PNC continued to maintain strong capital levels and ratios. Common shareholders’ equity increased to $32.6 billion at September 30, 2011 compared with $31.6 billion at June 30, 2011 and $29.4 billion at September 30, 2010. The Tier 1 common capital ratio was an estimated 10.5 percent at both September 30, 2011 and June 30, 2011 and 9.6 percent at September 30, 2010. The Tier 1 risk-based capital ratio increased to an estimated 13.1 percent at September 30, 2011 from 12.8 percent at June 30, 2011 and 11.9 percent at September 30, 2010. The increases in common

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shareholders’ equity were attributable to the retention of earnings. The Tier 1 common capital ratio was unchanged from the linked quarter due to the retention of earnings offset by higher risk-weighted assets primarily from loan growth. The issuance of $1.0 billion of preferred stock in July 2011 contributed to the increase in the Tier 1 risk-based capital ratio.

The PNC board of directors declared a quarterly common stock cash dividend of 35 cents per share with a payment date of November 5, 2011. PNC has a common stock repurchase program that permits the purchase of up to 25 million shares of PNC common stock on the open market or in privately negotiated transactions. No shares were purchased in the first nine months of 2011 under this program.

CREDIT QUALITY REVIEW

Overall credit quality continued improving trends in the third quarter of 2011. Nonperforming assets declined by $183 million, or 4 percent, to $4.3 billion at September 30, 2011 compared with June 30, 2011 and decreased $1.2 billion, or 22 percent, from September 30, 2010. The decrease from second quarter was due to lower commercial real estate and commercial nonperforming loans partially offset by an increase in home equity and residential mortgage nonperforming loans. The decline from a year ago reflected lower commercial real estate and commercial nonperforming loans. Nonperforming assets to total assets were 1.59 percent at September 30, 2011 compared with 1.70 percent at June 30, 2011 and 2.12 percent at September 30, 2010.

Delinquencies increased by $175 million, or 4 percent, in the third quarter of 2011 compared with the second quarter due to a net increase of $163 million in accruing past due government insured loans. Accruing loans past due 90 days or more were $2.8 billion at September 30, 2011 and $2.6 billion at June 30, 2011. Accruing loans past due 30 to 59 days were $1.0 billion at September 30, 2011 compared with $945 million at June 30, 2011. The increases in both categories primarily related to higher government insured loans and home equity loans. Accruing loans past due 60 to 89 days declined to $544 million at September 30, 2011 from $553 million at June 30, 2011. Net charge-offs for the third quarter of 2011 declined to $365 million, or .95 percent of average loans on an annualized basis, compared with $414 million, or 1.11 percent, for the second quarter of 2011 and $614 million, or 1.61 percent, for the third quarter of 2010. Net charge-offs decreased in the linked quarter comparison primarily due to declines in commercial real estate loan net charge-offs and residential real estate loan net charge-offs partially offset by an increase in commercial loan net charge-offs. The provision for credit losses was $261 million for the third quarter of 2011, $280 million for the second quarter and $486 million for the third quarter of 2010. The decreases were driven by overall credit quality improvement and continued actions to reduce exposure levels.

The allowance for loan and lease losses was $4.5 billion at September 30, 2011, $4.6 billion at June 30, 2011 and $5.2 billion at September 30, 2010. The allowance for loan and lease losses to total loans was 2.92 percent at September 30, 2011, 3.08 percent at June 30, 2011 and 3.48 percent at September 30, 2010. Improving credit quality trends are reflected in the decrease in the allowance compared with a year ago. The allowance to nonperforming loans was 122 percent at September 30, 2011 compared with 120 percent at June 30, 2011 and 108 percent at September 30, 2010.

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BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $33 million for the third quarter of 2011 compared with earnings of $44 million for the second quarter of 2011 and a loss of $4 million for third quarter 2010. Lower earnings in the linked quarter comparison were driven by a higher provision for credit losses partially offset by higher revenue primarily from net interest income. The increase over third quarter 2010 resulted from a lower provision for credit losses somewhat offset by a decline in revenue from the impact of Regulation E rules related to overdraft fees and lower net interest income.

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Checking relationships grew organically by 95,000 during the third quarter of 2011 and 74,000 in the second quarter. For the first nine months of 2011, checking relationships grew organically by 225,000, or 3.5 times the growth in the same period of 2010. Active online banking and active online bill payment customers grew organically by 13 percent and 10 percent, respectively, since the beginning of 2011.

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Average deposits declined $.8 billion during the third quarter compared with the second quarter due to a $1.4 billion decline in certificates of deposit partially offset by an increase of $.6 billion in transaction deposits. Success in implementing Retail Banking’s deposit strategy resulted in growth in average demand deposits of $3.6 billion, or 10 percent, compared with the prior year third quarter. Average certificates of deposit declined $7.7 billion, or 19 percent, compared with third quarter 2010. A continued decline in certificates of deposit is expected in fourth quarter 2011.

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Average loans grew $.3 billion, or .5 percent, over second quarter 2011 and declined $.5 billion, or .8 percent, compared with the third quarter of 2010. In the linked quarter comparison, growth in indirect auto, education and credit card loans was partially offset by lower floor plan, commercial and home equity loans. The decrease from the prior year quarter resulted from declines in commercial and home equity loans somewhat offset by an increase in indirect auto.

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Net interest income for the third quarter of 2011 increased $10 million, or 1 percent, compared with the second quarter and decreased $41 million, or 5 percent, compared with the third quarter of 2010. The increase in the linked quarter was primarily due to higher interest income on loans largely offset by lower interest credits assigned to deposits. The decline from third quarter 2010 was mainly driven by lower average loan balances and lower interest credits assigned to deposits in the continued low interest rate environment.

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Noninterest income for the third quarter was consistent with the second quarter and decreased $36 million, or 7 percent, from the third quarter of 2010. The decline was due to lower overdraft fees resulting from the impact of Regulation E rules partially offset by higher transaction-related fees.

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Noninterest expense for the third quarter was consistent with the second quarter and decreased $14 million, or 1 percent, compared with third quarter 2010. The decrease was primarily attributable to lower FDIC expense resulting from a change in FDIC methodology.

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Net charge-offs declined to $182 million for the third quarter compared with $223 million in the second quarter and $247 million in the third quarter of 2010 as overall credit quality improved. Provision for credit losses was $206 million for the third quarter of 2011 compared with $180 million in the second quarter and $327 million in the third quarter of 2010. The increase in the provision linked quarter was mainly due to a modest increase in home equity portfolio delinquencies during the third quarter. The decrease compared with third quarter 2010 primarily resulted from improved credit quality within several loan portfolios.

•	PNC’s expansive branch footprint covers nearly one-third of the U.S. population in 15 states and Washington, D.C. with a network of 2,469 branches and 6,754 ATMs at September 30, 2011.

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For 2011 Retail Banking revenue is expected to incrementally decline by approximately $275 million compared with 2010 from the impact of the rules set forth in Regulation E related to overdraft fees and the Dodd–Frank limits related to interchange rates on debit card transactions.

•	Regulation E, which became effective in the third quarter of 2010, had an incremental negative impact to 2011 revenues of approximately $200 million compared with 2010.

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The Dodd–Frank limits related to interchange rates on debit cards were effective October 1, 2011 and are expected to have a negative incremental impact of approximately $75 million in the fourth quarter of 2011 and an additional incremental reduction in future periods’ annual revenue of approximately $175 million based on expected 2011 transaction volumes and will impact year-over-year quarterly comparisons through the third quarter of 2012.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $419 million in the third quarter of 2011 compared with $448 million in the second quarter of 2011 and $435 million in the third quarter of 2010. Lower earnings in the linked quarter comparison reflected a decline in commercial mortgage banking income due to changes in interest rates and prepayments as reflected in higher impairment and amortization costs and to a high capital markets activity level in the second quarter. The decline from 2010 was impacted by a higher provision for credit losses due to an increase in the loan portfolio and commitment levels.

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Overall results benefited from successful sales efforts to new clients and product penetration of the existing customer base. New client acquisitions in corporate banking are on pace to exceed the 1,000 new primary client goal for the year and increased 10 percent over the third quarter of 2010.

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Net interest income for the third quarter of 2011 of $866 million increased $18 million compared with the second quarter and $20 million compared with the third quarter of 2010. The increases were primarily due to higher average loans along with higher deposit levels which more than offset lower interest credits assigned to deposits.

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Corporate service fees of $153 million for the third quarter of 2011 declined $44 million compared with the second quarter and increased $5 million compared with third quarter 2010. The linked quarter decline was impacted by reduced values of commercial mortgage servicing rights resulting from changes in interest rates and prepayments as reflected in higher impairment and amortization costs.

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Other noninterest income of $101 million in the third quarter declined $34 million compared with the second quarter of 2011 and increased $12 million compared with the third quarter of 2010. The linked quarter decline was due to a high capital markets activity level in the second quarter and lower valuations on client derivatives. The increase over third quarter 2010 was due to higher valuations on client derivatives.

•	Noninterest expense of $448 million in the third quarter of 2011 was relatively consistent, increasing $5 million compared with the second quarter and $1 million from third quarter 2010.

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Net charge-offs for the third quarter of 2011 were $94 million compared with $85 million in second quarter 2011 and $211 million in the third quarter of 2010. Net charge-offs increased in middle-market and specialty lending portfolios in the comparison with second quarter. The decrease in the year-over-year quarter comparison reflected declines across loan portfolios other than business credit and equipment lease financing. Nonperforming assets declined for the sixth consecutive quarter.

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Provision for credit losses was $11 million for the third quarter of 2011 compared with $31 million in the second quarter and a benefit of $48 million in the third quarter of 2010. The linked quarter decline was due to overall improvement in portfolio credit quality. The increase from third quarter 2010 reflected higher loan and commitment levels.

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Average loans were $68 billion for the third quarter of 2011 compared with $65 billion in the second quarter of 2011 and $63 billion in the third quarter of 2010. Loan growth in both comparisons was primarily in commercial loans and asset-based lending due to new client activity and higher utilization.

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Average deposits of $52 billion in the third quarter of 2011 increased $5 billion, or 10 percent, from the second quarter and $8 billion, or 18 percent, from third quarter 2010. Deposit inflows into noninterest-bearing demand deposits continued as FDIC insurance has been an attraction for customers maintaining liquidity during this prolonged period of low interest rates.

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The commercial mortgage servicing portfolio was $267 billion at September 30, 2011, $268 billion at June 30, 2011 and $263 billion at September 30, 2010. The increase over the prior year was largely the result of purchased servicing net of portfolio run-off.

Asset Management Group

Asset Management Group earned $33 million in the third quarter of 2011 compared with $48 million in the second quarter of 2011 and $43 million in the third quarter of 2010. Assets under administration were $202 billion as of September 30, 2011. The earnings decline in the linked quarter comparison was due to lower noninterest income from weaker equity markets, the impact of a larger benefit from the provision for credit losses in the second quarter, and higher noninterest expense from investments in the business. The earnings decline in the comparison with third quarter 2010 was attributable to higher noninterest expense from strategic business investments. During the third quarter of 2011, the business delivered its highest levels of the year in new sales, referrals and new primary clients.

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Assets under administration were $202 billion at September 30, 2011 compared with $219 billion at June 30, 2011 and $206 billion at September 30, 2010. Discretionary assets under management were $103 billion at September 30, 2011 compared with $109 billion at June 30, 2011 and $105 billion at September 30, 2010. The discretionary asset declines in both comparisons were due to the weaker equity markets partially offset by strong sales performance and client retention.

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Noninterest income of $159 million for the third quarter decreased $8 million, or 5 percent, compared with the linked quarter due to lower asset values from weaker equity markets. Noninterest income increased $9 million, or 6 percent, compared with third quarter 2010 from new client acquisition partially offset by the weaker equity markets.

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Net interest income was $58 million for the third quarter of 2011 compared with $59 million in the second quarter and $66 million in the third quarter of 2010. The decreases were due to lower loan yields and lower interest credits assigned to deposits reflective of the current low rate environment and, in the comparison with third quarter 2010, reduced average loan balances.

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Noninterest expense of $175 million in the third quarter of 2011 increased $7 million, or 4 percent, compared with the second quarter 2011 and $15 million, or 9 percent, compared with the third quarter of 2010 largely attributable to investments in the business to drive growth.

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Credit quality indicators and net charge-offs remained stable during the third quarter. Provision for credit losses was a benefit of $10 million in the third quarter of 2011 compared with benefits of $18 million in the second quarter 2010 and $12 million in the third quarter of 2010.

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Average deposits for the quarter of $7.8 billion increased $270 million, or 4 percent, compared with the second quarter and $628 million, or 9 percent, in the comparison with third quarter 2010 as growth in transaction deposits continued to exceed the strategic run-off of higher rate certificates of deposit. Average loan balances of $6.1 billion were consistent with the linked quarter and declined $207 million, or 3 percent, from the prior year third quarter. Planned exits and soft loan demand in the current economy continued to limit loan portfolio growth.

Residential Mortgage Banking

Residential Mortgage Banking earned $22 million in the third quarter of 2011 compared with $55 million in the second quarter of 2011 and $97 million in the third quarter of 2010. Earnings decreased compared with the second quarter mainly due to higher noninterest expense and provision for credit losses partially offset by higher noninterest income. The decline in earnings from the prior year third quarter primarily resulted from higher noninterest expense and lower net hedging gains on mortgage servicing rights.

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Total loan originations were $2.6 billion for both the third and second quarters of 2011 and $2.7 billion in the third quarter of 2010. Loans continued to be originated primarily through direct channels under FNMA, FHLMC and FHA/VA agency guidelines.

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Residential mortgage loans serviced for others totaled $121 billion at September 30, 2011 compared with $125 billion at June 30, 2011 and $131 billion at September 30, 2010. Payoffs continued to outpace new loan production.

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Noninterest income was $206 million in the third quarter of 2011 compared with $172 million in the second quarter of 2011 and $232 million in the third quarter of 2010. The linked quarter increase reflected higher loan sales revenue and higher net hedging gains on mortgage servicing rights. The decrease from third quarter 2010 resulted from lower net hedging gains on mortgage servicing rights.

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Net interest income was $46 million in the third quarter of 2011 compared with $47 million in the second quarter of 2011 and $52 million in the third quarter of 2010. The decrease compared with the second quarter reflected a slightly lower balance of loans held for sale. The decline compared with third quarter 2010 was primarily due to lower interest earned on escrow deposits.

•	The provision for credit losses was $15 million in the third quarter compared with a benefit of $8 million in the second quarter of 2011 and a provision of $21 million in the third quarter of 2010.

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Noninterest expense was $203 million in the third quarter of 2011 compared with $140 million in the second quarter and $119 million in the third quarter of 2010. The increase in both comparisons was driven by an increase in foreclosure-related expenses.

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The fair value of mortgage servicing rights was $.7 billion at September 30, 2011 compared with $1.0 billion at June 30, 2011 and $.8 billion at September 30, 2010. The decline in fair value from the second quarter was primarily due to lower mortgage rates.

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Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $93 million for the third quarter of 2011 compared with $84 million in the second quarter of 2011 and $20 million for the third quarter of 2010. The increase in earnings compared with the linked quarter was due to a lower provision for credit losses partially offset by lower net interest income. The increase in the third quarter 2010 comparison resulted from a lower provision for credit losses.

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Average loans were $13 billion for the third quarter of 2011, a decline of $.5 billion from the second quarter of 2011 and $3 billion from the third quarter of 2010. The decreases were due to portfolio management activities including paydowns, loan sales and charge-offs.

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Net interest income was $228 million for the third quarter compared with $257 million for the second quarter of 2011 and $283 million for the third quarter of 2010. The decrease in both comparisons was due to lower average loans and lower purchase accounting accretion.

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Noninterest income was $10 million in the third quarter of 2011 compared with $13 million in the second quarter and a loss of $35 million in the third quarter of 2010, which included higher recourse reserves for potential repurchases of brokered home equity loans.

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Noninterest expense for the third quarter was $47 million compared with $56 million in the second quarter of 2011 and $46 million in the third quarter of 2010. The linked quarter decline was driven by lower other real estate owned costs.

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Net charge-offs were $74 million for the third quarter of 2011 compared with $96 million for the second quarter and $107 million for the third quarter of 2010. The decrease in the second quarter comparison was primarily due to lower net charge-offs on the non-prime mortgage portfolio. The decline from the prior year third quarter was largely attributable to a decrease in commercial net charge-offs.

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The provision for credit losses was $45 million in the third quarter of 2011 compared with $81 million in the second quarter and $176 million in third quarter of 2010. Credit quality improvements across portfolios benefited both comparisons.

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Loans in this segment require special servicing and management oversight given current loan performance and market conditions. Accordingly, the business activities of this segment are focused on maximizing value within a defined risk profile. This includes selling assets when the terms and conditions are appropriate to reduce future credit and servicing costs.

Other, Including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities, including net securities gains or losses, other-than-temporary impairment of debt securities and certain trading activities, equity management activities, integration costs, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, most corporate overhead and intercompany eliminations. Results of operations for PNC Global Investment Servicing are presented as income from discontinued operations, net of income taxes, through June 30, 2010. The sale of PNC Global Investment Servicing was completed on July 1, 2010 and the after-tax gain on that sale is reflected in discontinued operations for third quarter 2010. Business segment results are presented on the basis of continuing operations before noncontrolling interests.

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PNC Earns $834 Million and $1.55 EPS in Third Quarter – Page 12

PNC recorded earnings of $234 million in “Other, including BlackRock” for the third quarter of 2011 compared with $233 million for the second quarter of 2011 and $184 million for the third quarter of 2010. The linked quarter comparison was impacted by a lower effective tax rate in the second quarter offset by second quarter net effect of accruals related to legal contingencies and higher third quarter earnings from the BlackRock investment. The increase in earnings from the prior year quarter primarily reflected the impact of integration costs incurred in 2010 and higher BlackRock earnings in third quarter 2011 partially offset by a lower effective tax rate in third quarter 2010.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (888) 942-8515 or (210) 234-0067 (international), conference ID PNC, and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2011 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (866) 373-1984 or (203) 369-0260 (international), conference ID 5723, and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30 2011	June 30 2011	September 30 2010	September 30 2011	September 30 2010
Revenue
Net interest income	$2,175	$2,150	$2,215	$6,501	$7,029
Noninterest income	1,369	1,452	1,383	4,276	4,244

Total revenue	3,544	3,602	3,598	10,777	11,273
Noninterest expense	2,140	2,176	2,158	6,386	6,273

Pretax, pre-provision earnings from continuing operations (a)	1,404	1,426	1,440	4,391	5,000
Provision for credit losses	261	280	486	962	2,060

Income from continuing operations before income taxes and noncontrolling interests (pretax earnings)	$1,143	$1,146	$954	$3,429	$2,940

Income from continuing operations before noncontrolling interests (b)	$834	$912	$775	$2,578	$2,204

Income from discontinued operations, net of income taxes (c)			328		373

Net income	$834	$912	$1,103	$2,578	$2,577

Less:
Net income (loss) attributable to noncontrolling interests	4	(1)	2	(2)	(12)
Preferred stock dividends, including TARP (d)	4	24	4	32	122
Preferred stock discount accretion and redemptions, including redemption of TARP preferred stock discount accretion (d)		1	3	1	254

Net income attributable to common shareholders (d)	$826	$888	$1,094	$2,547	$2,213

Diluted earnings per common share
Continuing operations	$1.55	$1.67	$1.45	$4.79	$3.52
Discontinued operations (c)			.62		.72

Net income	$1.55	$1.67	$2.07	$4.79	$4.24

Cash dividends declared per common share	$.35	$.35	$.10	$.80	$.30

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings from continuing operations, a non-GAAP measure, is useful as a tool to help evaluate our ability to provide for credit costs through operations.

(b)	See page 14 for a reconciliation of business segment income to income from continuing operations before noncontrolling interests.

(c)	Includes results of operations for PNC Global Investment Servicing Inc. (GIS) through June 30, 2010 and the related after-tax gain on sale. We sold GIS effective July 1, 2010, resulting in a gain of $639 million, or $328 million after taxes, recognized during the third quarter of 2010.

(d)	We redeemed the Series N (TARP) Preferred Stock on February 10, 2010. In connection with the redemption, we accelerated the accretion of the remaining issuance discount on the Series N Preferred Stock and recorded a corresponding reduction in retained earnings of $250 million in the first quarter of 2010. This resulted in a one-time, noncash reduction in net income attributable to common shareholders and related basic and diluted earnings per share. The impact on diluted earnings per share was $.48 for the nine months ended September 30, 2010. Total dividends declared during the first nine months of 2010 included $89 million on the Series N Preferred Stock.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Nine months ended
	September 30 2011	June 30 2011	September 30 2010	September 30 2011	September 30 2010
PERFORMANCE RATIOS
Net interest margin (a)	3.89%	3.93%	3.96%	3.92%	4.18%
Provision-adjusted net interest margin (b)	3.43	3.42	3.10	3.34	2.96
Noninterest income to total revenue (c)	39	40	38	40	38
Efficiency (d)	60	60	60	59	56
Return on:
Average common shareholders’ equity	10.25	11.44	15.12	10.93	10.98
Average assets	1.24	1.40	1.65	1.31	1.30

BUSINESS SEGMENT INCOME (LOSS) (e) (f)
In millions

Retail Banking	$33	$44	$(4)	$59	$100
Corporate & Institutional Banking (g)	419	448	435	1,299	1,251
Asset Management Group	33	48	43	124	109
Residential Mortgage Banking	22	55	97	148	266
Distressed Assets Portfolio	93	84	20	202	14
Other, including BlackRock (f) (h)	234	233	184	746	464

Income from continuing operations before noncontrolling interests	$834	$912	$775	$2,578	$2,204

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2011, June 30, 2011, and September 30, 2010 were $27 million, $25 million, and $22 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2011 and September 30, 2010 were $76 million and $59 million, respectively.

(b)	A reconciliation of net interest margin to provision-adjusted net interest margin follows. We believe that provision-adjusted net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the amount of credit related risk associated with interest-earning assets.

	Three months ended			Nine months ended
	September 30 2011	June 30 2011	September 30 2010	September 30 2011	September 30 2010
Net interest margin, as reported	3.89%	3.93%	3.96%	3.92%	4.18%
Less: provision adjustment	.46	.51	.86	.58	1.22

Provision-adjusted net interest margin	3.43%	3.42%	3.10%	3.34%	2.96%

The adjustment represents annualized provision for credit losses divided by average interest-earning assets.

(c)	Calculated as noninterest income divided by total revenue.

(d)	Calculated as noninterest expense divided by total revenue.

(e)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our business and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure. We have revised certain capital allocations among our business segments, including amounts for prior periods. PNC’s total capital did not change as a result of these adjustments for any periods presented. Amounts are presented on a continuing operations before noncontrolling interests basis and therefore exclude the earnings attributable to GIS and the related after-tax gain on sale of GIS, which closed July 1, 2010.

(f)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our third quarter 2011 Form 10-Q will include additional information regarding BlackRock.

(g)	We consider a corporate banking primary client to be a corporate banking client relationship with annual revenue generation of $10,000 to $50,000 or more.

(h)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, equity management activities, alternative investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP).

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30 2011	June 30 2011	September 30 2010
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$269,470	$263,117	$260,133
Loans (a) (b)	154,543	150,319	150,127
Allowance for loan and lease losses (a)	4,507	4,627	5,231
Interest-earning deposits with banks (a)	2,773	4,508	415
Investment securities (a)	62,105	59,414	63,461
Loans held for sale (b)	2,491	2,679	3,275
Goodwill and other intangible assets	10,156	10,594	10,518
Equity investments (a) (c)	9,915	9,776	10,137

Noninterest-bearing deposits	55,180	52,683	46,065
Interest-bearing deposits	132,552	129,208	133,118
Total deposits	187,732	181,891	179,183
Transaction deposits	143,015	137,109	128,197
Borrowed funds (a)	35,102	35,176	39,763
Shareholders’ equity	34,219	32,235	30,042
Common shareholders’ equity	32,583	31,588	29,394
Accumulated other comprehensive income (loss)	397	69	146

Book value per common share	61.92	60.02	55.91
Common shares outstanding (millions)	526	526	526
Loans to deposits	82%	83%	84%

CLIENT ASSETS (billions)
Discretionary assets under management	$103	$109	$105
Nondiscretionary assets under administration	99	110	101

Total assets under administration	202	219	206
Brokerage account assets	33	35	33

Total client assets	$235	$254	$239

CAPITAL RATIOS
Tier 1 common (d)	10.5%	10.5%	9.6%
Tier 1 risk-based (d)	13.1	12.8	11.9
Total risk-based (d)	16.5	16.2	15.6
Leverage (d)	11.4	11.0	9.9
Common shareholders’ equity to assets	12.1	12.0	11.3

ASSET QUALITY RATIOS
Nonperforming loans to total loans	2.39%	2.57%	3.22%
Nonperforming assets to total loans, OREO and foreclosed assets	2.77	2.97	3.65
Nonperforming assets to total assets	1.59	1.70	2.12
Net charge-offs to average loans (for the three months ended) (annualized)	.95	1.11	1.61
Allowance for loan and lease losses to total loans	2.92	3.08	3.48
Allowance for loan and lease losses to nonperforming loans (e)	122	120	108

(a)	Amounts include consolidated variable interest entities. Our second quarter 2011 Form 10-Q included, and our third quarter 2011 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include assets for which we have elected the fair value option. Our second quarter 2011 Form 10-Q included, and our third quarter 2011 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(c)	Amounts include our equity interest in BlackRock.

(d)	The ratios as of September 30, 2011 are estimated.

(e)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans do not include purchased impaired loans or loans held for sale and, effective in 2011, do not include nonperforming residential real estate loans accounted for under the fair value option.

The PNC Financial Services Group, Inc.	Page 16

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

•

The impact on financial markets and the economy of the downgrade by Standard & Poor’s of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments in Europe.

•	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

•	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

•	Slowing or failure of the current moderate economic recovery.

•

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

•	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the modest economic expansion will persist in the year ahead and interest rates will remain very low.

•

Legal and regulatory developments could have an impact on ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•

Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

•	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel III initiatives.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

•	Results of regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

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The PNC Financial Services Group, Inc.	Page 17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in SEC filings.

•	Our planned acquisition of RBC Bank (USA) presents us with risks and uncertainties related both to the acquisition transaction itself and its integration into PNC after closing, including:

•

Closing is dependent on, among other things, receipt of regulatory and other applicable approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The impact of closing on PNC’s financial statements will be affected by the timing of the transaction.

•

The transaction (including integration of RBC Bank (USA)’s businesses) may be substantially more expensive to complete than anticipated. Anticipated benefits, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent also on the following factors, in part related to the state of economic and financial markets: the extent of credit losses in the acquired loan portfolios and the extent of deposit attrition. Also, litigation and governmental investigations that may be filed or commenced, as a result of this transaction or otherwise, could impact the timing or realization of anticipated benefits to PNC.

•

Integration of RBC Bank (USA)’s business and operations into PNC, which will include conversion of RBC Bank (USA)’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to RBC Bank (USA)’s or PNC’s existing businesses. PNC’s ability to integrate RBC Bank (USA) successfully may be adversely affected by the fact that this transaction will result in PNC entering several markets where PNC does not currently have any meaningful retail presence.

•

In addition to the planned RBC Bank (USA) transaction, we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits. These other acquisitions, including our planned acquisition of branches and related deposits in metropolitan Atlanta, Georgia from Flagstar Bank, FSB, often present risks and uncertainties analogous to those presented by the RBC Bank (USA) transaction, as well as, in some cases, with risks related to entering into new lines of business.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding some of these factors in our 2010 Form 10-K and first and second quarter 2011 Form 10-Qs, including Risk Factors and Risk Management sections of those reports, and our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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